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                     July 17, 2023

       Zachary Wang
       Chief Executive Officer
       Aurora Technology Acquisition Corp.
       4 Embarcadero Center, Suite 1449
       San Francisco, California 94105

                                                        Re: Aurora Technology
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Response dated June
28, 2023
                                                            File No. 001-41250

       Dear Zachary Wang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Industrial Applications and

                     Services
       cc:                                              Ilan Katz, Esq.